The Vanguard Group, Inc.

Code of Ethics

Effective January 1, 2010

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Table of Contents

Section 1. Background

Section 2. Definitions

Section 3. Standards of Conduct

a.      Statement of general fiduciary standards

b.      General prohibitions

c.       Duty of confidentiality

Section 4. Trading Restrictions

a.      General restrictions on trading for all crew

b.      Additional trading restrictions for fund access persons

c.       Additional trading restrictions for VAI access persons

d.      Additional trading restrictions for nonaccess persons

Section 5. Reporting Requirements

a.      Application

b.      Initial holdings report

c.       Additional reporting requirements for fund and VAI access persons

d.      Notice of accounts

e.       Certification requirements

f.       Obligations to report violations

Section 6. Required Reports by Disinterested Directors and Trustees

Section 7. Gift and Entertainment Policy

Section 8. Outside Activities

a.   Permissible activities

b.   Prohibited activities

Section 9. Application to Investment Advisors

a.      Adoption of Code of Ethics

b.      Certification and reports by investment advisors

Section 10. Oversight of Code of Ethics

a.      Review of investment advisors’ codes of ethics

b.      Review of Vanguard annual reports

Section 11. Sanctions

Section 12. Retention of Records

Appendix A. Fund Access Persons

Appendix B. VAI Access Persons

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Section 1. Background

This Code of Ethics (“Code”) has been approved and adopted by the board of directors of The Vanguard Group, Inc. (“Vanguard”) and the boards of trustees of each of the Vanguard® funds in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940. Except as otherwise indicated, the Code applies to all Vanguard personnel; the Code also applies to all personnel, officers, directors, and trustees of Vanguard subsidiaries that provide services to Vanguard funds, including subsidiaries located outside the United States, unless the subsidiary has adopted its own code of ethics. The Code also contains provisions that apply to the investment advisors to the Vanguard funds.

Crew members are also subject to other corporate and department policies regarding their conduct, including, without limitation, the Professional Conduct Policy, Electronic Communication Policy, Information Security Policy, and Institutional Restricted Securities Policy.

Section 2. Definitions

The following definitions apply throughout the Code.

Automatic investment program. A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts, according to a predetermined schedule and allocation. An automatic investment program includes a dividend reinvestment plan.

Banker’s acceptance. A money market instrument guaranteed by a bank; it is generally used by nonfinancial firms for international trade.

Beneficial ownership. Any interest in securities, the financial benefits of which are enjoyed, directly or indirectly, by the person in question by reason of ownership or any contract, arrangement, understanding, relationship, or otherwise. Under this Code, Vanguard crew members are considered to have beneficial ownership of all securities owned by their spouses and minor children.

Bond. A debt security (IOU) issued by a corporation, government, or government agency in exchange for the money the bondholder lends it.

Brokerage account. An account held with a registered broker-dealer.

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Certificate of deposit (CD). An insured, interest-bearing deposit at a bank that requires the depositor to keep the money invested for a specified period.

Commercial paper. A promissory note issued by a large company in need of short-term financing.

Covered security. Any security (as defined below), other than (i) direct obligations of the government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; (iii) shares issued by open-end registered investment companies; and (iv) exchange-traded funds and exchange-traded notes.

Crew member. All employees, officers, directors, and trustees of Vanguard or a Vanguard fund, except disinterested directors and trustees.

Direct obligations of the government of the United States. A debt that is backed by the full taxing power of the U.S. government. Direct obligations include Treasury bills, Treasury bonds, and U.S. savings bonds. These investments are generally considered to be of the very highest quality.

Disinterested directors and trustees. Any director or trustee who is not an “interested person” of a Vanguard fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940.

Exchange-traded fund (ETF). A registered investment company or unit investment trust whose shares trade on a securities exchange and may also be purchased and redeemed directly from the investment company in large blocks at net asset value per share on a daily basis. ETFs possess characteristics of open-end investment companies, which issue redeemable securities, and closed-end investment companies, which issue shares that are purchased and sold on securities exchanges throughout the trading day. For funds that issue exchange-traded and conventional (non-exchange traded) classes of shares, ETF refers solely to the exchange-traded class of shares.

Exchange-traded note (ETN). A debt security that trades on a securities exchange and whose performance is based on an underlying index. The market value of an ETN is determined in part by the creditworthiness of the issuer; thus, default risk is an issue, and changes in the issuer’s credit rating will be reflected in the ETN’s market price.

Fund access person. Any officer, director, or trustee of Vanguard or a Vanguard fund, excluding disinterested directors and trustees, and any crew member who in the course of his or her regular duties participates in the selection of a Vanguard fund’s securities or who works in a Vanguard department or unit that has access to information regarding a Vanguard fund’s impending purchases or sales of securities. For crew members who are not officers, the Compliance Department designates fund access persons by department number. (See Appendix A for a list of department numbers. All crew members in these departments are considered to be fund access persons.)

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Futures/futures contract. A contract to buy or sell specific amounts of a commodity or financial instrument (such as grain, a foreign currency, or an index) for an agreed-upon price at a certain time in the future.

High-quality short-term debt instrument. An instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest ratings categories by a nationally recognized statistical rating organization, or an instrument that is unrated but determined by Vanguard to be of comparable quality.

Immediate family members. Spouse and minor children.

Initial public offering (IPO). A corporation’s first offering of common stock to the public.

Nonaccess person.  Any crew member who is not a fund or Vanguard Advisers, Inc. (VAI) access person.

Open-end investment company. An investment company commonly known as a mutual fund that issues redeemable securities and has a board of trustees or directors.

Option. The right, but not the obligation, to buy (for a call option) or sell (for a put option) a specific amount of a given stock, commodity, currency, index, or debt, at a specified price (the strike price) during a specified period or on one particular date.

Private placement. An offering of a security in which the security is not offered broadly to the public and the offering does not need to be registered with securities authorities.

Related security. Any security or instrument that provides economic exposure to the same company or entity—provided, however, that equity instruments will not be considered related to fixed income instruments (other than convertible bonds) and vice-versa.  For example, all of the following instruments would be related to the common stock of Company X: options, futures, rights, and warrants on Company X common stock; preferred stock issued by Company X; and bonds convertible into Company X common stock.  Similarly, different bonds issued by Company X would be related to one another.

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Repurchase agreement. An arrangement by which the seller of an asset agrees, at the time of the sale, to buy back the asset at a specific price and, typically, on a given date.

Security. Any stock, bond, money market instrument, note, evidence of indebtedness, debenture, warrant, option, investment contract, ETF, ETN, or any other investment or interest commonly known as a security.

Short-selling. The sale of a security that the investor does not own to take advantage of an anticipated decline in the price of the security. To sell short, the investor must borrow the security from a broker to make delivery to the buyer.

Stock. A security that represents part ownership, or equity, in a corporation. Each share of stock is a proportional stake in the corporation’s assets and profits, some of which could be paid out as dividends.

Vanguard Advisers, Inc. (VAI) access person. Any VAI officer, as well as any crew member who is involved in making securities recommendations to VAI clients, or has significant levels of interaction or dealings with VAI clients for the purposes of providing VAI services to clients. For VAI crew members who are not officers, the Compliance Department designates access persons by department numbers. (See Appendix B for a list of department numbers. All crew members in these departments are considered to be VAI access persons.)

Vanguard Brokerage Services® (VBS). A service offered by Vanguard to investors who wish to consolidate their brokerage holdings or complement their Vanguard mutual fund portfolios with individual securities or mutual funds from other companies. Clients can trade stocks, bonds, ETFs, mutual funds, and options.

Vanguard funds. The mutual funds sponsored by Vanguard.  The term also includes any other accounts managed by Vanguard or any of its affiliates. This includes, but is not limited to, separately managed accounts and collective trusts.

Vanguard personnel. All crew members, officers, directors, and trustees of Vanguard or a Vanguard fund, including disinterested directors and trustees.

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Section 3. Standards of Conduct

3a. Statement of general fiduciary standards

This Code is based on the overriding principle that Vanguard constantly seeks to earn and maintain the trust and loyalty of our clients by adhering to the highest standards of ethical behavior and fiduciary responsibility. Accordingly, Vanguard personnel must conduct their activities at all times in accordance with federal securities laws and the following standards:

(1) Shareholders’ interests come first. In the course of fulfilling their duties and responsibilities to Vanguard fund shareholders, Vanguard personnel must at all times place the interests of Vanguard fund shareholders first. In particular, Vanguard personnel must avoid serving their own personal interests ahead of the interests of Vanguard fund shareholders.

(2) Conflicts of interest must be avoided. Vanguard personnel must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to their duties and responsibilities to Vanguard fund shareholders.

(3) Compromising situations must be avoided. Vanguard personnel must not take advantage of their position of trust and responsibility at Vanguard. Vanguard personnel must avoid any situation that might compromise or call into question their exercise of full independent judgment in the best interests of Vanguard fund shareholders.

The remainder of this Code sets forth specific requirements and restrictions that are consistent with these fiduciary standards. However, all activities by Vanguard personnel are required to conform with these fiduciary standards regardless of whether the activity is specifically covered in this Code.

3b. General prohibitions

(1) Vanguard personnel are prohibited from engaging in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of a security by a Vanguard fund.

(2) Vanguard personnel are prohibited from intentionally, recklessly, or negligently circulating false information or rumors that may adversely affect the securities markets or may be perceived as market manipulation.

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3c. Duty of confidentiality

Vanguard personnel must keep confidential at all times any nonpublic information they may obtain in the course of their affiliation with Vanguard. This information includes, but is not limited to:

(1) Information on the Vanguard funds (for example, recent or impending securities transactions by the funds, activities of the funds’ advisors, offerings of new funds, changes to investment minimums, or closings of funds).

(2) Information on current or prospective Vanguard fund shareholders and clients (for example, their personal information, investments, and account transactions).

(3) Information on other Vanguard personnel (for example, their pay, benefits, position level, and performance ratings).

(4) Information on Vanguard business activities (for example, new services, products, technologies, and business initiatives).

Vanguard personnel have the highest fiduciary obligation not to reveal confidential information to any party that does not have a clear and compelling need to know such information.

Section 4. Trading Restrictions

4a. General restrictions on trading for all crew

(1) Trading on knowledge of Vanguard funds’ activities. All Vanguard personnel are prohibited from taking personal advantage of their knowledge of recent or impending securities activities of the Vanguard funds or the funds’ investment advisors. In particular, Vanguard personnel are prohibited from purchasing or selling, directly or indirectly, any security or related security when they know that the security or related security is being purchased or sold, or considered for purchase or sale, by a Vanguard fund. This prohibition applies to all securities in which the person has acquired or will acquire beneficial ownership.

(2) Vanguard Insider Trading Policy. All Vanguard personnel are subject to Vanguard’s Insider Trading Policy, which is considered an integral part of this Code. Vanguard’s Insider Trading Policy prohibits Vanguard personnel from buying or selling any security while in the possession of material nonpublic information about the issuer of the security. The policy also prohibits Vanguard personnel from communicating to third parties any material nonpublic information about any security or issuer of securities. Any violation of Vanguard’s Insider Trading Policy may result in penalties that could include termination of employment with Vanguard.

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(3) Transactions in Vanguard mutual funds. When purchasing, exchanging, or redeeming shares of Vanguard mutual funds, Vanguard personnel and their immediate family members must comply in all respects with the policies and standards set forth in the funds’ prospectuses, including specifically the policies on market timing and frequent trading. The Vanguard Compliance Department will monitor the trading activity of Vanguard crew members and their immediate family members, and will review all situations where there has been a redemption of shares of a Vanguard fund purchased within the preceding 30 days (a “short-term trade”).  Crew members may be required to relinquish any profit made on a short-term trade and will be subject to disciplinary action (as noted in Section 11) if the Vanguard Compliance Department or other appropriate department determines that the short-term trade was detrimental to the interests of a fund or its shareholders or that there is a history of frequent trading by the crew members or their immediate family members.  For purposes of this paragraph:

•         A redemption includes a redemption by any means, including an exchange out of the fund.

•         This policy does not cover purchases and redemptions/sales (i) into or out of money market funds, short-term bond funds, or ETFs; or (ii) effected on a regular periodic basis by automated means, such as 401(k) contributions and automatic investments or withdrawal plans.

(4) Securities holdings. Crew members and their immediate family members may hold mutual funds outside of Vanguard and VBS. However, the following are required to be held within a VBS account:

•         Stocks.

•         ETFs and ETNs.

•         Bonds.

•         Options on any stocks, ETFs, and ETNs.

New crew members will have 60 days to transfer any of the above securities held at other brokerage firms to VBS.

4b. Additional trading restrictions for fund access persons

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(1) Application. The restrictions of this Section 4b apply to all fund access persons and to all transactions in which a fund access person has or will acquire beneficial ownership of a security. The restrictions of paragraph 4b(3) below do not apply to transactions carried out through an automatic investment program.

(2)  General restrictions for fund access persons. Fund access persons and their immediate family members are subject to the following restrictions with respect to their securities transactions:

•         Pre-clearance of covered securities transactions. Fund access persons must receive approval from the Vanguard Compliance Department before purchasing or selling any covered security.

•         Prohibition on IPOs. Fund access persons are prohibited from acquiring securities in an IPO.

•         Prohibition on private placements. Fund access persons are prohibited from acquiring securities in a private placement without prior approval from the Vanguard Compliance Department. In the event a fund access person receives approval to purchase securities in a private placement, the fund access person must disclose that investment if he or she plays any part in a Vanguard fund’s later consideration of an investment in the issuer.

•         Prohibition on futures and options. Fund access persons are prohibited from entering into, acquiring, or selling any futures contract (including single stock futures) or any option on any security (including options on ETFs).

•         Prohibition on short-selling. Fund access persons are prohibited from selling any security that the access person does not own or otherwise engaging in “short-selling” activities.

•         Prohibition on short-term trading. Fund access persons are prohibited from purchasing and then selling at a profit, or selling and then repurchasing at a lower price, any covered security or related security within 60 calendar days. If a fund access person realizes profits on such short-term trades, the fund access person must relinquish the profits to The Vanguard Group Foundation®.

(3)  Blackout restrictions for fund access persons. All fund access persons are subject to the following restrictions when their purchases and sales of covered securities coincide with trades by a Vanguard fund. The Compliance Department reserves the right to exempt from these restrictions fund access person trades that coincide with trading by certain Vanguard funds, for example, index funds.

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•         Purchases within seven days following a fund trade. Fund access persons are prohibited from purchasing any covered security within seven calendar days after a Vanguard fund has traded in the same (or a related) covered security. If a fund access person makes a prohibited purchase within the seven-day period, the fund access person must sell the covered security and relinquish any gain from the transaction (exclusive of commissions) to The Vanguard Group Foundation.

•         Sales within seven days following a fund trade. Fund access persons are prohibited from selling any covered security within seven calendar days after a Vanguard fund has traded in the same (or a related) covered security. The Compliance Department reserves the right to modify this prohibition as it applies to the sale of a covered security if the Chief Compliance Officer determines that its application creates a significant hardship to a crew member. If a fund access person makes a prohibited sale within the seven-day period, the fund access person must relinquish to The Vanguard Group Foundation the difference (exclusive of commissions) between the fund access person’s sales price and the Vanguard fund’s sales price (assuming the fund access person’s sales price is higher) multiplied by the number of shares sold by the fund access person.

•         Purchases within seven days before a fund purchase. A fund access person who purchases a covered security within seven calendar days before a Vanguard fund purchases the same (or a related) covered security is prohibited from selling the covered security for a gain for a period of six months following the fund’s trade. If a fund access person makes a prohibited sale within the six-month period, the fund access person must relinquish to The Vanguard Group Foundation the difference (exclusive of commissions) between the purchase and sale prices multiplied by the number of shares sold by the fund access person.

•         Sales within seven days before a fund sale. A fund access person who sells a covered security within seven days before a Vanguard fund sells the same (or a related) covered security must relinquish to The Vanguard Group Foundation the difference (exclusive of commissions) between the fund access person’s sales price and the Vanguard fund’s sales price (assuming the fund access person’s sales price is higher) multiplied by the number of shares sold by the fund access person.

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4c. Additional trading restrictions for VAI access persons

(1) Application. The restrictions of this Section 4c apply to all VAI access persons and to all transactions in which a VAI access person has or will acquire beneficial ownership of a security.

(2)  General restrictions for VAI access persons. VAI access persons and their immediate family members are subject to the following restrictions with respect to their securities transactions:

•         Prohibition on IPOs. VAI access persons are prohibited from acquiring securities in an IPO.

•         Prohibition on private placements. VAI access persons are prohibited from acquiring securities in a private placement without prior approval from the Vanguard Compliance Department. In the event a VAI access person receives approval to purchase securities in a private placement, the VAI access person must disclose that investment if he or she plays any part in a Vanguard client’s later consideration of an investment in the issuer.

•         Prohibition on short-selling. VAI access persons are prohibited from selling any security that they do not own or otherwise engaging in “short-selling” activities.

•         Prohibition on short-term trading. VAI access persons are prohibited from purchasing and then selling at a profit, or selling and then repurchasing at a lower price, any covered security or related security within 60 calendar days. If a VAI access person realizes profits on such short-term trades, the VAI access person must relinquish the profits to The Vanguard Group Foundation.

•         Prohibition on short-term trading on options. VAI access persons may hold options until they exercise the options or the options expire; however, VAI access persons may not otherwise close any open positions within 60 calendar days. If a VAI access person realizes profits on such short-term trades, the VAI access person must relinquish such profits to The Vanguard Group Foundation.

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4d. Additional trading restrictions for nonaccess persons

(1) In general. Vanguard’s Compliance Department does, with appropriate notice to the crew member, have the authority to apply any or all of the trading restrictions specified in Sections 4b and 4c to nonaccess persons or groups of nonaccess persons.

(2) On an individual basis. Vanguard’s Compliance Department does, with appropriate notice to the crew member, have the authority to apply any or all of the trading restrictions specified in Sections 4b and 4c to any individual nonaccess person for cause. For example, a nonaccess person who has previously violated the Code or who has a history of frequent-trading activity may be required to clear trades ahead of time.

Section 5. Reporting Requirements

5a. Application. The requirements of this Section 5 apply to all transactions or holdings in which crew members have or will acquire beneficial ownership of a security.

5b. Initial holdings report. All new crew members are required to complete and submit an initial holdings report disclosing all brokerage accounts, holdings of covered securities, ETFs, and ETNs to the Vanguard Compliance Department when they start work at Vanguard. The information must be current as of a date no more than 45 calendar days before the crew member’s hire date.

5c. Additional reporting requirements for fund and VAI access persons

(1) Initial holdings report. In addition to the requirements above, fund and VAI access persons are required to disclose holdings of Vanguard mutual funds, 529 plans, and annuity or insurance products invested in Vanguard funds to the Vanguard Compliance Department no later than ten calendar days after the crew member becomes an access person.

(2) Quarterly transactions report. Each fund and VAI access person who holds accounts outside of Vanguard is required to report to the Vanguard Compliance Department any transactions in covered securities, ETFs, ETNs, holdings of Vanguard mutual funds, 529 plans, and annuity or insurance products invested in Vanguard funds. This quarterly transactions report must be filed no later than 30 calendar days after the end of each calendar quarter. A fund or VAI access person is not required to report transactions if the Vanguard Compliance Department receives confirmations or statements within 30 calendar days after the end of each calendar quarter.

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(3) Annual holdings report. Annually, all fund and VAI access persons must submit to the Vanguard Compliance Department an annual holdings report disclosing all brokerage accounts, covered securities, ETFs, ETNs, holdings of Vanguard mutual funds, 529 plans, and annuity or insurance products invested in Vanguard funds. The information must be current as of a date no more than 45 calendar days before the report is submitted. The Compliance Department will provide notice of when this report must be submitted.

5d. Notice of accounts. All crew members must notify the Vanguard Compliance Department if they or an immediate family member have opened or intend to open a brokerage account, including an account at VBS.

5e. Certification requirements

(1) New hire certification of compliance. All new hires must report to the Vanguard Compliance Department that (i) they have read and understand this Code, (ii) they will comply with all requirements of the Code, and (iii) they will report all transactions required to be reported under the Code.

(2) Annual certification of compliance.  All crew members must certify annually to the Vanguard Compliance Department that (i) they have read and understand this Code, (ii) they have complied with all requirements of the Code, and (iii) they have reported all transactions required to be reported under the Code.

5f. Obligations to report violations. Any crew member who becomes aware of a violation of the Code must promptly report the violation to the Vanguard Compliance Department.

Section 6. Required Reports by Disinterested Directors and Trustees

Disinterested directors and trustees are required to report their securities transactions to the Vanguard Compliance Department only in cases in which the director or trustee knew or should have known during the 15-day period immediately preceding or following the date of the transaction that the security had been purchased or sold, or was being considered for purchase or sale, by a Vanguard fund.

Section 7. Gift and Entertainment Policy

Crew members are generally prohibited from accepting gifts from clients, vendors, brokers, or other business contacts. In certain limited circumstances, as specified in Vanguard’s Gift and Entertainment Policy, crew members may accept gifts. The Gift and Entertainment Policy also governs gifts from crew members to third parties and business entertainment received or provided by crew members, and requires that crew members keep records of gifts and entertainment. Crew members should use good judgment when giving or accepting gifts or entertainment and should not participate in inappropriate or lavish entertainment. Crew members should also be aware that their department may have adopted a supplemental policy that is more stringent than the Gift and Entertainment policy.

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Section 8. Outside Activities

8a. Permissible activities. Crew members may engage in the outside activities specified below with the specific approval of the Vanguard Compliance Department. Please note that Vanguard officers are prohibited from accepting or participating in any form of secondary employment unless they have received approval from a Vanguard managing director or the chief executive officer in addition to the Compliance Department.

The activities subject to these requirements include the following:

(1) All compensated positions held outside of Vanguard. Outside activities exempt from this reporting are those in retail businesses—including, for example, positions in retail or department stores or in the food service industry. (Crew members who hold FINRA licenses are required to report all compensated positions, including those exempted above.)

(2) All entrepreneurial activities, including home and family businesses and independent consulting.

(3) Volunteer positions that involve recommending or approving investments for an organization—including, but not limited to, serving on the finance or investment committee of a nonprofit organization, or acting as treasurer within a homeowners association or on a school board—or that are similar or closely related to a crew member’s job duties within Vanguard.

(4) An official position with any federal, state, or local government authority, or service as a board member or in any representative capacity for any civic, public interest, or regional business interest organization, such as a local chamber of commerce or a wildlife protection organization.

(5) A position on the board of directors of any publicly or nonpublicly traded company (excluding nonprofit organizations).

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8b. Prohibited activities

(1) Crew members may not hold a second job with any company or organization whose activities could create a conflict of interest with their Vanguard employment. This includes, but is not limited to, selling securities, term insurance, and fixed or variable annuities; providing investment advice or financial planning; or engaging in any business activity similar to Vanguard’s or to what that crew member does at Vanguard.

(2) Crew members are prohibited from working for any business or enterprise in the financial services industry that competes with Vanguard. In addition, crew members are prohibited from working for any organization that could possibly benefit from the crew member’s knowledge of confidential Vanguard information, such as new Vanguard services and technologies.

(3) Crew members are prohibited from using Vanguard time, equipment, services, crew, or property for any outside business activity.

Section 9. Application to Investment Advisors

9a. Adoption of Code of Ethics.  Each investment advisor to a Vanguard fund must adopt a code of ethics in compliance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940 and provide the Vanguard Compliance Department with a copy of its code of ethics and any subsequent amendments. Each investment advisor is responsible for enforcing its code of ethics and reporting to the Vanguard Compliance Department on a timely basis any material violations of its code of ethics and resulting sanctions.

9b. Certification and reports by investment advisors.  Each investment advisor to a Vanguard fund must annually submit a report to Vanguard’s chief compliance officer (CCO). The report must contain the following:

(1) A certification that the investment advisor has adopted procedures reasonably necessary to prevent violations of its code of ethics.

(2) A description of issues arising under the investment advisor’s code of ethics or procedures since the last report to the CCO, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to such violations. Vanguard’s CCO will notify each investment advisor when the report must be submitted.

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Section 10. Oversight of Code of Ethics

10a. Review of investment advisors’ codes of ethics. Before retaining the services of any investment advisor for a Vanguard fund, the board of trustees of the Vanguard fund must review the code of ethics adopted by the investment advisor as required under Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940. The board of trustees must receive a certification that the advisor has adopted such procedures as are reasonably necessary to prevent violations of its code of ethics. A majority of the trustees of the Vanguard fund, including a majority of the disinterested trustees of the fund, must determine whether the advisor’s code of ethics contains such provisions as are reasonably necessary to prevent access persons from engaging in any act, practice, or course of conduct prohibited by the antifraud provisions of Rule 17j-1 and Rule 204A-1. These responsibilities may be delegated by the board to the fund’s CCO.

10b. Review of Vanguard annual reports. No less frequently than annually, Vanguard’s CCO must prepare a report on this Code for review by the board of directors of Vanguard and the boards of trustees of the Vanguard funds. The report must contain the following:

(1) A certification that Vanguard has adopted procedures reasonably necessary to prevent fund access persons from violating Vanguard’s Code and that each investment advisor has made a similar certification with respect to its own code of ethics.

(2) A description of issues arising under this Code and the codes of ethics of the funds’ various investment advisors since the last report to the board, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to such violations.

(3) A description of any changes, or recommended changes, to the Code.

Section 11. Sanctions

In the event of any violation of this Code, Vanguard senior management or Vanguard’s Compliance Department will impose whatever sanctions are considered to be necessary and appropriate under the circumstances and in the best interests of Vanguard fund shareholders. In the case of any violations by crew members, sanctions could range from a warning up to, and including, termination of employment. The Chief Compliance Officer, in his or her discretion, may waive compliance with any particular provision of this Code if necessary or appropriate to avoid an unjust result.

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Section 12. Retention of Records

Vanguard or its subsidiaries or both must maintain, for the required time period, all records in accordance with Rule 17j-1 and Rule 204A-1, including (i) copies of this Code of Ethics and the codes of ethics of all investment advisors to the Vanguard funds; (ii) records of any violations of the codes of ethics and actions taken as a result of the violations; (iii) copies of all Code of Ethics certifications made by crew members; (iv) lists of all crew members who are, or within the past five years have been, access persons subject to the trading restrictions of this Code, and lists of the Vanguard crew responsible for monitoring compliance with those trading restrictions; (v) copies of the annual reports to the boards of directors and trustees required by this Code; and (vi) holdings and transaction reports and any other documentation submitted in substitution for these reports.

Appendix A.  Fund Access Persons

All Vanguard officers and all crew members employed in any of the following departments, and their immediate family members, are deemed to be fund access persons.

Department Name	Dept #
Investment Data Management	0100
Fund Information Services	0102
Legal	0103
Public Relations	0121
Corporate Legal Services	0160
Legal - Securities Regulation	0161
Shareholder Services and Litigation	0162
Quantitative Equity Group	0202
Portfolio Review Department	0207
Investment Strategy Group	0210
Investment Counseling & Research	0240
Internal Audit	0409
FFS ‑ Cash Management	0410
Fund Accounting ‑ Offshore	0420
FFS ‑ Trident	0422
Securities Lending	0425
FFS ‑ Fund Accounting	0426
Enterprise Risk and Control	0429
Fund Financial Services Administration	0430
Compliance	0524
Fixed Income Group	0701
Risk Management & Strategic Analysis	0704
Data Process and Engineering	1038
Financial Management Systems	1056
Investment Data and Objects	1057
Investment Management Systems	1058
ERISA & Fiduciary Services	1205
Stable Value Management	1206

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In addition, other crew members in certain positions may be designated as fund access persons. These crew members will be notified of their designation as fund access persons by the Vanguard Compliance Department.

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Appendix B.  VAI Access Persons

All VAI officers and all crew members employed in any of the following departments, and their immediate family members, are deemed to be VAI access persons.

Department Name	Dept #
ASG Planning – PA	0212
ASG Planning – AZ	0216
ASG Planning – NC	0217
ASG Planning Support ‑ PA	0221
ASG Planning Support ‑ AZ	0222
ASG Planning Support ‑ NC	0223
IPS‑VMAP ‑ PA	0680
IPS‑VMAP ‑ AZ	0681
ASG ‑ Admin	0942
Vanguard Institutional Advisory Services	1214
IPE – VMAP	1246

In addition, other crew members in certain positions may be designated as VAI access persons. These crew members will be notified of their designation as VAI access persons by the Vanguard Compliance Department.

Contacting Compliance

The Vanguard Compliance Department is responsible for administering the Code of Ethics. Please direct all Code of Ethics questions to the Compliance Department. All fund access persons should contact Compliance to obtain pre‑approval for any trades.

Call the Code of Ethics Hotline at ext. 33344 (610‑503‑3344) if you:

  Need a trade approval.
  Have questions concerning a brokerage account.
  Have questions concerning an outside business activity.
  Have questions about your initial report.
  Have questions concerning gifts or entertainment.
  Have any other Code of Ethics questions.

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Contact Compliance through the Lotus Notes Address “Vanguard Compliance” to:

  Report your brokerage account.
  Request that we send a letter to another firm granting permission for you to maintain an account.
  Ask questions concerning an outside business activity.
  Ask questions concerning gifts or entertainment.
  Ask any other Code of Ethics questions.

Mailing Address for Duplicate Transaction Confirmations and Statements:

The Vanguard Group
Compliance Department–A39
P.O. Box 2600
Valley Forge, PA 19482

Compliance Team Leader–Code of Ethics Administration:
Michael Cutting, Ext. 30918 (610-503-0918)

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